Exhibit 99.2

FOR IMMEDIATE RELEASE

Beacon Power Announces Continued Listing with Nasdaq

TYNGSBORO, Mass. — March 16, 2011 — Beacon Power Corporation (Nasdaq: BCOND), a leading provider of fast-response energy storage systems and services to support a more stable, reliable and efficient electricity grid, announced that Nasdaq has determined to continue the listing of the Company’s securities on The Nasdaq Capital Market. The Company has satisfied the terms of the Nasdaq Listing Qualifications Panel decision of December 3, 2010, by complying with the minimum bid price requirement of $1.00 per share and all other criteria for continued listing on The Nasdaq Capital Market. Accordingly, the matter is now closed.

About Beacon Power Corporation

Beacon Power Corporation designs, develops and commercializes advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to build merchant plants and sell turnkey regulation facilities to meet both domestic and international grid requirements using its patented flywheel energy storage technology. Beacon’s Smart Energy Matrix, which is now in production, operating and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Investor Relations Contact:

Chris Witty

Darrow Associates

646-438-9385

cwitty@darrowir.com